Exhibit 99.1

Release August 6, 2007	Contact:
4:01 pm	Richard F. Latour
President and CEO
Tel: 781-994-4800
MICROFINANCIAL INCORPORATED
- Company Announces $30 Million Bank Credit Facility -
Woburn, MA— August 6, 2007— MicroFinancial Incorporated (AMEX: MFI) a financial intermediary specializing in vendor-based leasing and finance programs for microticket transactions, announced that its operating subsidiary, TimePayment Corporation, has secured a three year, $30 million revolving line of credit. The new credit facility, led by Sovereign Bank (NYSE: SOV), replaces the prior $30 million facility under more favorable terms and conditions.
Richard Latour, President and Chief Executive Officer said, “We are pleased to have entered into this bank facility which, when combined with our strong cash flow from operations, will provide us with increased flexibility to grow our business. The improved economics and terms demonstrate a continued confidence in our Company’s ability to execute our strategic and operational goals. We are proud to have Sovereign Bank, which is the 18th largest bank in the United States with approximately $82 billion in assets, as our partner”.
About MicroFinancial
MicroFinancial Inc. (AMEX: MFI), is a financial intermediary specializing in microticket leasing and financing. MicroFinancial has been operating since 1986, and is headquartered in Woburn, Massachusetts.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.